Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media 629.213.5568 carly.symington@alliancebernstein.com

AB Announces July 31, 2023 Assets Under Management
Nashville, TN, August 10, 2023 - AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $704 billion during July 2023 from $692 billion at the end of June. The 2% increase was driven by market appreciation, offset by firmwide net outflows. By channel, Institutions experienced net outflows, Private Wealth generated modest net inflows, and Retail net flows were flat.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At July 31, 2023				At June 30
					2023

			Private
	Institutions	Retail	Wealth	Total	Total

Equity
Actively Managed	$60	$132	$51	$243	$236
Passive	24	35	3	62	61
Total Equity	84	167	54	305	297

Fixed Income
Taxable	125	60	17	202	203
Tax-Exempt	1	30	26	57	56
Passive	—	9	—	9	9
Total Fixed Income	126	99	43	268	268

Alternatives/Multi-Asset Solutions(1)	104	6	21	131	127
Total	$314	$272	$118	$704	692

	At June 30, 2023

Total	$309	$267	$116	$692

(1) Includes certain multi-asset solutions and services not included in equity or fixed income services.

www.alliancebernstein.com    1 of 2

Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, integration of acquired companies, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2022 or form 10-Q for the quarter ended March 31, 2023. Any or all of the forward-looking statements made in this news release, Form 10-K, Form 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.
About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of June 30, 2023, including both the general partnership and limited partnership interests in AllianceBernstein, AllianceBernstein Holding owned approximately 39.3% of AllianceBernstein and Equitable Holdings, Inc. ("EQH"), directly and through various subsidiaries, owned an approximate 61.4% economic interest in AllianceBernstein.
Additional information about AB may be found on our website, www.alliancebernstein.com.

www.alliancebernstein.com    2 of 2